Exhibit 10.1

Schedule of Salary Actions for Named Executive Officers

Name	Current Salary	Increase ($)	Increase (%)	New Salary*
John D. Finnegan	$1,325,000	—	—	$1,325,000
Richard G. Spiro	811,125	$40,556	5%	851,681
Paul J. Krump	700,000	35,000	5	735,000
Dino E. Robusto	700,000	35,000	5	735,000
Harold L. Morrison, Jr.	600,000	30,000	5	630,000

*	Effective as of April 1, 2012